Exhibit 4.1
Lease Agreement For Office Space
     This is a Lease Agreement (Lease) made and entered into between Highland Resources, Inc., hereinafter referred to as “Lessor”, and Caseta Technologies, Inc., hereinafter referred to as “Lessee”.
     1.1 The Leased Premises. Subject to and upon the terms, provisions, and conditions hereinafter set forth, and each, in consideration of the duties, covenants, and obligations of the other hereunder, Lessor has leased, demised, and rented to Lessee the following described premises (“Leased Premises”) situated in the Southwest Tower Building (“Building”), located at 211 E. 7th Street, in the City of Austin, Travis County, Texas: approximately 5,161 rentable square feet of net rentable area on the 8th floor of the Building, arranged as shown in Exhibit “A”, attached hereto and made part hereof for all purposes. The exact size shall be determined by a licensed architect per most recent BOMA standards. The term “net rentable area” is the sum of all floor space included within the “net usable area”, plus Lessee’s prorata share of corridors, restrooms, enclosed lobby, entrance areas, and the public areas in the Building. Building equipment rooms, telephone closets, and janitor closets which are for the specific use of Lessee shall be included. Elevator shafts, stairwells, vertical chases, and enclosed parking areas shall be excluded in calculating “net rentable area”. “Net usable area” includes all area within the actual Leased Premises.
     1.2 Use. The Leased Premises is to be used and occupied by Lessee solely for the purpose of general office use and any other use allowed for under current zoning law.
     2.1 Rent. Lessee shall pay to Lessor rent in the sum of $ 7,741.50 per month in advance on or before the first (1st) day of each month during the term hereof as may be extended hereunder, subject, however, to all additional rent provisions hereinafter provided. If the lease term commences on a date other than the first day of a calendar month, the first rental payment shall be prorated for that month. Initial monthly rentals are based on $ 18.00 per square foot per year for Lessee’s “net rentable area”.
     Monthly rent is due on or before the first (1st) day of each calendar month and shall be deemed as delinquent if not paid on or before said date. If any late rent payment is not received by Lessor on or before five (5) days following the due date, Lessee shall pay a late charge equal to 2% of the unpaid rent. Such late payment charges are due immediately when incurred. Payment of rent by Lessee shall be an independent covenant.
     2.2 Base Expense Amount Adjustment. If, at any time after the commencement date of the term of this Lease Agreement, real property and other taxes or public or private assessments (whether regular or special) levied against any or all of the Property and taxes levied in lieu of all or a portion of such taxes; sales taxes; hazard insurance premiums on the Building; or building operating costs, as hereinafter defined, exceed the base year, which is considered to be 2008, Lessee covenants and agrees to pay to Lessor as additional rent Lessee’s prorata share of such excess allocated on the basis of the ratio that the square feet of Net Rentable Area in said Building, which is determined to be 161,316 square feet. Building operating cost shall mean the aggregate of all costs and expenses of repairing, maintaining, and operating the Building, including, but not by way of limitation, to charge for water, gas, electricity, heating, air-conditioning, and other utilities furnished to the Building, building management, landscaping, elevators, sales taxes, materials and supplies for maintenance, repair, and operation of the Building.
     Building operating cost shall not include: principal and interest payments on mortgages; depreciation; improvements that are depreciated, except as provided above; expenses or repairing damage covered by insurance; cost of repairing damage for which Lessor is entitled to reimbursement; remodeling of leased space; leasing commissions; cost of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club; income and franchise taxes of the Lessor; cost incurred and reimbursement to Lessor due to violation by any tenant of the terms and conditions of any lease or other rental arrangement covering space in the Building or portion thereof; any cost, fines and penalties incurred due to violations by Lessor of any governmental rule or authority in existence on the date of the execution thereof; new building artwork; or expenses of marketing vacant space.
     The first amount which may be due under this paragraph shall be due within thirty (30) days after Lessor submits to Lessee a bill or invoice for the first amount due under this paragraph.
     2.3 Place and time of payment. All payments of rent and other sums shall be made by Lessee to Lessor at 211 E. 7th Street, Suite 709, Austin, Texas 78701, or at such other addresses as Lessor may designate in writing. Rent and late payment penalties shall be due and paid without demand in accordance with paragraph 2.1. Unless otherwise specifically provided, all other sums payable by Lessee under this Lease shall be due after delivery of written notice to Lessee in accordance with paragraph 28.1 regarding notices. Failure to pay rent or other sums shall subject Lessee to default provisions of paragraphs 18.1 and 19.1.
     3.1 Term, Commencement, and Anniversary. The initial Lease term shall be for 36 months from commencement date, plus the remainder of the last month. The commencement date shall be defined as the date Lessor receives a certificate of occupancy from the City or Austin for Lessee’s Leased Premises, or the date Lessee occupies the space, whichever occurs first.
     3.2 Right to extend. Provided no act of default then exists, beyond any applicable period of grace or cure, Lessee shall have the right, but not the obligation, to extend the term of the Lease for two (2) extension terms of one (1) years each (the “Extension Terms”) commencing at the expiration of the Lease.
     To exercise such option to extend, Lessee must notify Lessor in writing of the exercise at least one hundred eighty (180) calendar days prior to the end of the Lease, or initial Extension Term if applicable. The Extension Term(s) shall terminate should Lessee fail to timely notify Lessor of such desire to exercise the option to extend, or if Lessor and Lessee fail agree on Fair Market Rent and execute a lease amendment for the Extension Term(s) within 90-days of the expiration of the initial lease term or first extension, if applicable. All terms and conditions of the Lease shall be applicable to the Extension Term(s) except that Rent and parking rates shall be at Fair Market Rent or as otherwise agreed between the parties. Fair Market Rent shall be defined as rent and parking rates for similar office space in similar buildings in Austin Texas.
     4.1 Construction by Lessor. Lessor shall provide Lessee a tenant improvement allowance of $ 51,610 for construction of the Lessee’s Leased Premises. In addition to the tenant improvement allowance, Lessor shall provide new building standard ceiling grid, ceiling tile, lighting, and sprinkler system. Lessor shall provide, at Lessor’s sole cost, construction management services. Lessee shall, at Lessee’s sole cost, pay architectural and engineering cost of design and construction drawings.
     4.2 Maintenance and Repairs by Lessor. Lessor shall diligently provide for the cleaning, repair, painting, maintenance, and landscaping of the common areas of the Building. All repairs to the Leased Premises, including but not limited to the plumbing, heating, air-conditioning, electrical wiring, and lighting apparatus, necessary to keep them in proper order shall be made by Lessor at Lessor’s expense, unless said repairs are made necessary through the carelessness or neglect of Lessee’s agents or employees, damage by fire or other casualty excepted. Any repairs, changes, or additions to the Building which may be required in order to bring the Building into compliance with any federal, state or municipal law, statute, ordinance, decision, rule, or regulation shall be made by Lessor at Lessor’s expense.
     4.3 Delivery of Possession and Acknowledgements of Commencement. Lessor shall deliver keys and possession of Lessee’s Leased Premises to Lessee on the commencement date stated in paragraph 3.1. Lessee shall not be liable for rent until the commencement date. If Lessor is unable to deliver possession of the Leased Premises on the above commencement date, neither Lessor nor its agents shall be liable for any damages, and this Lease shall not terminate.
     4.4 Services Furnished by Lessor. Lessor shall pay for electricity, gas, and water utilized in operating any and all facilities serving the Leased Premises, subject, however, to the provisions of paragraph 4.5 herein below.
     4.5 Furnish Lessee While Occupying the Premises. Lessor shall furnish to Lessee, subject to Lessee’s reimbursement to Lessor as described in paragraph 2.2, during the term hereof as may be extended hereunder:
     (a) Hot and cold water at those points of supply provided for general use of other tenants in the Building; janitor service on a five (5) day week basis; central heat, keeping the premises evenly heated at a minimum of 70 F whenever the outside temperature is 60 F or under, and air-conditioning, keeping the Leased Premises evenly cooled at a temperature of 75 F whenever the outside temperature is 75 F or higher, from 8:00 am to 10:00 pm on Monday through Saturday, and from 8:00 am to 10:00 pm on Sunday upon request (but not on, New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving or Christmas), so long as these times and dates comply with present and future governmental laws or guidelines. There shall be no charge for after-hours HVAC service throughout the term of the Lease. Lessor shall have no obligation to provide HVAC service in addition to the hours described above. Lessor shall provide and maintain elevators for access to and egress from the Building floors on which the Leased Premises is situated. Failure by Lessor to any extent to furnish these defined services, or any cessation thereof, resulting from causes beyond the control of Lessor, shall not render Lessor liable in any respect for damages to either person or property, nor shall be construed as an eviction of Lessee, nor shall work an abatement of rent, nor shall relieve Lessee from fulfillment of any covenant or agreement hereof. Should any of the equipment or machinery break down, or for any cause cease to function properly, Lessor shall use reasonable diligence to repair the same promptly, but Lessee shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom.
     (b) Proper electrical facilities to furnish sufficient power for standard office use, including but not limited to desktop computers, printers, servers, phone system, fax machines, and copiers.
     (c) Replacement of florescent light bulbs and ballasts in building standard lighting fixtures (but not incandescent light bulbs for non-standard fixtures or for Lessee’s lamps).
     (d) Anything in this Lease to the contrary notwithstanding, if the stoppage of services which Lessor is obligated to provide for Lessee causes any portion of the Leased Premises to become unusable by Lessee for more than ten (10) consecutive days, then and in that event Lessee shall be entitled to a prorata abatement of rent as to such unusable portion, to the extent the Leased Premises are unusable, of Leased Premises commencing with the 11th day that the same are unusable, provided, however, that Lessee shall not be entitled to any abatement of rent due to unusability (1) caused by any intentional act or omission of Lessee or any of Lessee’s servants, employees, agents, visitors, or licensees, or (2) where Lessee requests Lessor to make a decoration, alteration, improvement, or addition, or (3) where the repair in question or the services in question are those which Lessee is obligated to make or furnish under any of the provisions of the Lease.
     5.1 Quiet Possession and Access. Provided Lessee is not in default under this Lease, Lessee shall be entitled to peaceful and quiet possession of the Leased Premises, subject to all terms and conditions of this Lease. Lessor shall make diligent efforts to have all other Lessees in the building comply with such rules and regulations. Lessor shall have access to the Leased Premises at all reasonable times by providing reasonable prior notice for reasonable business purposes, provided such access shall not interfere with Lessee’s conduct of its business at the Leased Premises.
     6.1 Keys and Security. Lessor shall furnish Lessee two (2) keys for Lessee’s office space, security access cards on a 1:200 square foot ratio, and one (1) key to Lessee’s mailbox at the Building. Lessee may make additional copies of the office keys. Additional locks, changing locks, or re-keying locks by Lessee is prohibited without Lessor’s permission, which permission shall not be unreasonably withheld, conditioned or delayed.
     7.1 Repairs by Lessee and Care of Premises by Lessee. Lessee shall promptly reimburse Lessor for the cost of repairing or replacing damage which is caused by the gross negligence or willful misconduct of Lessee, Lessee’s agents, employees, family, licensees, invitees, or visitors. Lessee shall maintain the interior of Lessee’s Leased Premises in good repair at Lessee’s expense including wear and tear to flooring, walls, and ceiling, except as covered elsewhere under this Lease. Lessee shall maintain an adequate number of fire extinguishers in the Premises. Lessee shall not damage or allow others to damage any portion of the Leased Premises. Any repairs, changes, or additions to the Leased Premises after the Commencement which may be required in order to bring the Leased Premises into compliance with any federal, state, or municipal law, statute, ordinance, decision, rule, or regulation shall be made by Lessor at Lessor’s expense.
     8.1 Entry by Lessor. Lessor shall have access to the Leased Premises at all times. Unless otherwise prohibited by law, Lessor and Lessor’s agents shall have the right to enter Lessee’s office space (by duplicate or master key, or by other means if locks are changed by Lessee without Lessor’s written permission) for emergencies, inspections, cleaning, repairs, alterations, additions, preventive maintenance, conserving utilities, providing services, and other reasonable business purposes. Such right shall be exercised in a reasonable manner. Upon termination of this Lease, or termination of Lessee’s right of possession, Lessor shall have the right to peacefully re-enter and resume possession of Lessee’s Leased Premises, pursuant to the provisions of this Lease.
     9.1 Occupancy, Nuisance, and Hazards. Lessee’s Leased Premises shall be occupied only by Lessee or Lessee’s employees and shall not be left entirely vacant without payment of rent or used exclusively for storage. Lessee and Lessee’s agents, employees, family, licensees, invitees, visitors, and contractors shall comply with all federal, state, and local laws relating to Lessee’s occupancy or to Lessee’s criminal conduct while such persons are on the Leased Premises. Lessee and the persons listed above shall not (a) use, occupy, or permit the use or occupancy of the Leased Premises for any purpose which is directly or indirectly forbidden by such laws or which may be dangerous to life or property, (b) permit any public or private nuisance, (c)

disturb the quiet enjoyment of other tenants, (d) do anything which might emit offensive odors or fumes, (e) make undue noise, (f) set up vibrations in the Building, (g) permit anything which would increase the insurance rate on the Building or contents, or (h) otherwise damage the Leased Premises. Lessee’s obligation under this paragraph shall be limited to those situations in which a violation order or duty is imposed resulting from the particular use made of the Leased Premises or any portion thereof by Lessee, it being understood that Lessee shall not be responsible for complying with any violations, orders, codes, or duties which are imposed on the Building generally and which would have to be complied with whether Lessee or any other Lessees were then in possession of the Leased Premises.
     10.1 Insurance. Lessor and Lessee shall comply with the respective insurance obligations as set forth below.
     (a) Lessor. Lessor shall, subject to Lessee’s reimbursement of Lessor as described in paragraph 2.2, maintain fire and extended coverage insurance on the Building in which the Lessee’s Leased Premises is located. Lessor shall maintain comprehensive general liability insurance in such amounts as indicated in this Lease Agreement. Lessor shall have no responsibility to maintain fire and extended coverage insurance on Lessee’s contents. Any increase in insurance premiums due to Lessee’s acts or omissions, or Lessee’s special improvements or special equipment, shall be paid for by Lessee.
     (b) Lessee. Lessee shall maintain a policy of insurance issued by and binding upon a insurance company authorized to do business in the State of Texas insuring all of Lessee’s personal property located on or about the premises and all improvements placed upon the premises by Lessee against loss or damage by fire, explosion, or other hazard and contingencies, for the full insurable value thereof. Lessee shall maintain comprehensive general liability insurance in an amount of not less than $ 1,000,000 per occurrence. Such liability policy shall name Lessor as an additional insured, and shall provide that such policy shall not be cancelable without 30-days prior written notice to Lessor. Lessee shall deliver to Lessor certificates of Lessee’s insurance within 10-days after commencement of the Lease, and annually during the term of the Lease.
     (c) Anything in this Lease to the contrary notwithstanding, Lessor and Lessee each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, servants, partners, shareholders, officers, or employees, for any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause insured against under the terms of standard fire and extended coverage insurance policies to the extent of insurance proceeds received regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants, or employees, and covenants that no insurer shall hold any right of subrogation against such other party.
     10.2 Taxes. Lessor shall be responsible for payment of all taxes and assessments against the Building subject to Lessee’s obligation to reimburse Lessor for Lessee’s share thereof, on a prorata square foot basis, as additional rent pursuant to paragraph 2.2. Lessee shall be responsible for payment of all taxes assessed against Lessee’s furniture, equipment, fixtures, or other personal property in Lessee’s Leased Premises.
     11.1 Hold Harmless and Indemnification. Each party shall indemnify the other party for and shall hold one another harmless from all fines, suits, claims, demands, liabilities, and actions (including costs and expenses of defending against same) resulting from any breach or non-performance of any provisions of the Lease or any negligent act or omission by such party’s agents, employees, family, licensees, invitees, or visitors. Neither party shall be liable to the agents, employees, family, licensees, invitees, or visitors for any damage to person or property resulting from any act, omissions of any Building co-tenant, visitor, or other occupant of the Building. Neither Lessor nor Lessee shall be liable to the other for damage to person, property, or business resulting from intentional criminal acts of agents or employees of the other, except to the extent that such damages are covered by insurance.
     12.1 Alterations by Lessee. Lessee may not make any alterations, improvements, lock changes, or other modifications of any kind to the Leased Premises without Lessor’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Requests for same shall be in writing and shall be detailed to Lessor’s reasonable satisfaction. The foregoing shall be done only by Lessor’s contractors or employees, or by third parties approved by Lessor in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Lessor shall not charge any administrative fees for alterations. Alterations, improvements, and modifications done at Lessee’s request shall comply with all applicable laws.

     13.1 Removal of Property by Lessee. Lessee may remove its trade fixtures, office supplies, and movable office furniture and equipment. Any damage to the Building or Leased Premises caused by such removal shall be repaired by Lessee. Lessee may remove picture frames and hanging mechanisms which were installed at Lessee’s expense. Lessee shall have no rights to property remaining on the Leased Premises after the end of the lease term, renewal terms, or extension period, or after move-out. Any alterations or improvements to the leased premises (including wall-to-wall carpeting, bookshelves, cabinets, paneling, wall covering, and anything else attached to the floor, wall, or ceiling of Lessee’s Leased Premises) shall become the property of Lessor and shall remain upon surrender of Lessee’s Leased Premises.
     14.1 Subletting and Assignment by Lessee. Lessee shall not sublet Lessee’s Leased Premises or any part thereof, without the prior written approval of Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee shall not assign this lease or allow it to be assigned in whole or in part, by operation of law or otherwise, without prior written approval of Lessor, which shall not be unreasonably withheld, conditioned or delayed. Lessee shall not mortgage or pledge this Lease in any manner.
     Approval by Lessor of any sublease or assignment shall not release Lessee from any obligation under this Lease, and shall not constitute permission for subsequent subletting or assignment. Sublessees or assignees shall be liable for all of Lessee’s obligations under this Lease unless otherwise specified in writing. Lessee hereby gives Lessor permission to deliver a copy of this Lease to any sublessee or assignee of Lessee. Unless otherwise agreed in writing, no sublease or assignment shall be valid unless (a) a copy of this Lease is attached thereto, (b) the sublease or assignee agrees in writing to be liable for all of Lessee’s obligations hereunder, and (c) written approval of the Lessor under this Lease is attached to the sublease or assignment, which written approval shall not be unreasonably withheld or delayed.
     15.1 Destruction by Fire or Other Casualty. If the Leased Premises is partially or totally destroyed or damaged by fire or other casualty normally covered by a fire and extended covered insurance policy in Texas, Lessor shall repair and restore the Leased Premises as soon as reasonably practical to substantially the same condition before such damage. However, if Lessor determines that the Leased Premises are completely destroyed or so badly damaged that repairs cannot be commenced within thirty (30) days after the casualty and completed within ninety (90) days thereafter, or the cost to complete construction is in excess of estimated insurance proceeds, then this Lease may be terminated as of the date of the occurrence of the damage or destruction by either Lessor or Lessee by serving written notice upon the other.
     If the Leased Premises are totally destroyed or so damaged by fire or other casualty that Lessee’s Leased Premises cannot reasonably be used by Lessee for the purposes allowed in this Lease, and if this Lease is not terminated as above provided, there shall be a total abatement of rent until Lessee’s Leased Premises is made usable. If the Leased Premises is partially destroyed or damaged by fire or other hazard so that Lessee’s Leased Premises can be only partially used by Lessee for the purposes allowed in this Lease, there shall be a partial abatement in the rent corresponding to the time and extent to which such Leased Premises is not and cannot reasonably be used by Lessee.
     16.1 Condemnation. If the entire Building is taken in condemnation, this Lease shall terminate one day prior to such taking. If only a portion of the Building’s parking lot or garage is taken in condemnation, Lessee’s right to use such portion shall terminate one day prior to such taking and Lessee’s rent shall be reduced only to the extent that such partial taking reduces the fair market value of Lessee’s Leased Premises. If only a part of the Leased Premises is taken and the remaining portion thereof is not suitable for the purposes for which the Lessee had leased said Leased Premises, Lessee shall have the right to terminate this Lease. Lessee shall not participate in any of the condemnation award. All awards or compensation by reason of condemnation by any governmental agency (or private sale in lieu of such condemnation) of all or any portion of the Leased Premises shall belong entirely to Lessor, and Lessee hereby assigns its interest, if any, in such awards to Lessor. “Fair market value”, as used above, shall be as defined by Texas case law regarding condemnation proceedings. Anything herein to the contrary notwithstanding, Lessee shall be entitled to that portion of the award applicable to Lessee’s improvements, personal property, fixtures, and moving expenses. In the event that separate awards are made by the condemning authority, Lessee shall be entitled to claim, prove, and receive in the condemnation proceedings such awards as may be allowed for Lessee’s improvements, personal property, fixtures, and moving expenses.
     17.1 Default by Lessor. Lessee shall have any or all of the rights and remedies set forth below in the event of default by Lessor. All notices regarding Lease violations shall be in accordance with paragraph 28.1, unless otherwise specified below.
     Lessor shall be considered in default and Lessee shall be entitled to recover actual damages and/or terminate this Lease if (a) Lessor fails to pay any sums due and owing to Lessee within ten (10) days after written demand from Lessee, (b) Lessor fails to make diligent efforts to restore interrupted utilities after written demand from Lessee, or (c) Lessor fails to perform any other Lease obligation diligently after written demand from Lessee. Lessor shall not be in default under (c) above if Lessor diligently commences to cure such non-compliance and diligently proceeds to cure same within thirty (30) days after notice, provided, however, that if the nature of Lessor’s default is such that more than thirty (30) days are reasonably required to cure, then Lessor shall not be in default if Lessor commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure. If any services furnished by Lessor are interrupted and continue to be interrupted despite Lessor’s diligent efforts of Lessor’s to remedy same, Lessor shall not be liable in any respect for damages to Lessee’s person, property, or business, and same shall not be construed as grounds for constructive eviction or abatement of rent.
     18.1 Default by Lessee. Lessor shall have any or all of the rights and remedies set forth below in the event of default by Lessee. All notices regarding Lease violations shall be in accordance with paragraph 28.1, unless otherwise specified below.
     (a) The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Lessee: (1) failure of Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof by Lessor to Lessee, and (2) the failure by Lessee to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by the Lessee, other than described in (1) above, where such failure shall continue for a period of thirty (30) days after written notice thereof by Lessor to Lessee, provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure.

     (b) If Lessee is in default as defined in subparagraph (a) above, Lessor may (with or without demand for performance) terminate Lessee’s right of possession by giving a one (1) day’s written notice to vacate, and Lessor shall be entitled to immediate possession without termination of Lessee’s obligations under the Lease. Lessor’s repossession shall not be considered an election to terminate this Lease unless written notice of such intention to terminate is given to Lessee by Lessor. Repossession may be by voluntary agreement or by eviction lawsuit. Commencement of an eviction lawsuit shall not preclude Lessor’s remedies of Lessor’s lien, lock change, utilities termination, or other rights and remedies of Lessor.
     (c) If Lessee is in default as defined in subparagraph (a) above, and if Lessor terminates Lessee’s right of possession without terminating this Lease, Lessee shall pay upon Lessor’s demand the following: (1) all costs of reletting (which in no event shall be less than one month’s rent), including leasing commissions, utilities during the vacancy, advertising costs, administrative overhead, and all costs of repair, remodeling or redecorating for replacement tenants in the Lessee’s office space, (2) all rent and other indebtedness due from Lessee to Lessor through the date of termination of Lessee’s right of possession, and (3) all rent and other sums required to be paid by Lessee during the remainder of the entire Lease term subject to the acceleration paragraphs above.
     (d) Upon eviction or voluntary vacation of the Leased Premises by Lessee without the Lease being terminated by Lessor, Lessor shall make reasonable efforts to relet the Leased Premises. After deduction of reasonable expenses incurred by Lessor, Lessee shall receive credit for any rentals received by Lessor through reletting the Leased Premises during the remainder of the Lease term or renewal or extension period. Such deductible expenses may include real estate commissions, attorneys fees, and all other expenses in connection with reletting. Lessee shall not be entitled to credit for any monthly rental receipts which are over and above the monthly rent due under this Lease. Any action to collect amounts due by Lessee under this Lease may be brought from time to time on one or more occasions without the necessity of Lessor’s waiting until the expiration of the Lease term. In the event judgment for accelerated rents is recovered, Lessor shall give credit against such judgment for subsequent rentals received, less lawful deductions and expenses of reletting.
     (e) Lessor may elect to terminate this Lease (as contrasted to termination of possession rights only) upon default by Lessee, or at any time after Lessor’s lawful re-entry or repossession following default by Lessee.

     Lessor’s agents have authority to terminate this Lease only by written notice given pursuant to paragraph 28.1.
     (f) If Lessee holds over beyond the last day of the Lease term, renewal terms, or negotiated extension period, Lessor may exercise all rights set forth in paragraph 26.1 regarding hold overs. Lessor may also exercise Lease extension rights in accordance with paragraph 26.1 if Lessee holds over.
     (g) If vehicles are parked in violation of Lessor parking rules and regulations, or in violation of state statutes, Lessor may, on reasonable notice to Lessee, exercise vehicle removal remedies.
     19.1 Lien for Rent. Landlord hereby waives any statutory liens it may be entitled to on any property owned by Lessee contained in the Leased Premises.
     20.1 Attorney’s Fees, Interest, and Other Expenses. All sums due and unpaid by Lessor or Lessee under this Lease shall bear interest at the maximum lawful rate of interest from date of default under paragraphs 17.1 or 18.1 (a) until paid (but not to exceed 10%), plus any late payment fees due under this Lease. Late payment fees shall be considered liquidated damages for the time, trouble, and inconvenience caused by Lessee in collecting late rentals. Late payment fees shall not be liquidated damages for Lessor’s loss of use of such funds during the time of delinquency. If Lessee is in default under this Lease, and if it becomes necessary for Lessor to place this Lease in the hands of an attorney in order to enforce the rights or remedies of Lessor, Lessor may recover reasonable attorneys fees even if suit has not been filed. In any lawsuit concerning this Lease, the prevailing party shall be entitled to recover reasonable attorneys fees from the non-prevailing party, plus all out-of-pocket expenses such as deposition costs, telephone calls, travel expenses, expert witness fees, court costs, and other reasonable expenses.
     21.1 Non-waiver. Lessor’s acceptance of rent or failure to complain of any action, non-action, or default of Lessee, whether singular or repetitive, shall not constitute a waiver of any of Lessor’s rights. If Lessee’s payment of any sums due Lessor is accompanied by written conditions or is represented by Lessee to be a settlement or satisfaction of any obligation, Lessor may accept and deposit such monies without being bound by such conditions or representations unless Lessor expressly agrees in a separate written instrument. Lessor’s waiver of any right of Lessor, or any default of Lessee, shall not constitute a waiver of any other right or constitute waiver of any other default or any subsequent default. No act or omission by Lessor or

Lessor’s agents shall be deemed an acceptance of surrender of the Leased Premises. No agreement by Lessor to accept a surrender of the Leased Premises shall be valid unless it is in writing and signed by a duly authorized agent of Lessor.
     22.1 Rules and Regulations. Lessor’s rules and regulations are attached as Exhibit “D” and are a part of this Lease. Lessor shall have the right at all times to make reasonable additions and changes thereto, provided that (a) copies thereof are furnished to Lessee, (b) the rules are not inconsistent with this Lease, and (c) the rules apply to all Lessees in the Building. Lessee and Lessee’s agents, employees, family, licensees, invitees, visitors, and contractors shall comply with such rules and regulations.
     23.1 Assignment by Lessor and Liability of Lessor. Lessor may assign or transfer, in whole or in part, all of Lessor’s interests in this Lease and in the Building, land, or Leased Premises, without the consent of Lessee. If Lessor transfers such ownership (other than as security for a mortgage) then Lessor shall be released from all liability and obligations of Lessor to Lessee under the Lease, and such transferee shall become liable as Lessor. Such right to be released of liability shall accrue to subsequent owners only if such transfer is in good faith and for consideration.
     24.1 Subordination to Building Mortgage. This Lease shall be subordinate to the lien of any mortgage or deed of trust which is now upon the Building, land, or the Leased Premises, or upon Lessor’s rights under this Lease. This Lease shall be subordinate to all renewals, extensions, rearrangements, modifications, or consolidations of any such mortgage or deed of trust. Lessee agrees to execute any instrument deemed necessary by Lessor to further effect the subordination of this Lease to any such mortgage, provided such instrument is not in conflict with the provisions of this Lease.
     Lessor covenants and agrees to obtain the written agreement of the mortgagee under each present and future mortgage on the real property of which the Leased Premises form a part, or on any ground or underlying leases of all or any portion of such real property, and all renewals, modifications, consolidations, replacements, and extensions thereof, to which this Lease is subordinate that so long as Lessee is not in default under this Lease, and provided that Lessee agrees in writing to attorn to such mortgagee or the purchaser at a foreclosure sale in the circumstances hereinafter described, this Lease and Lessee’s right to possession of the Leased Premises hereunder shall not be disturbed or interrupted in the event of the foreclosure of such mortgage and the sale of the land and Building of which the Leased Premises form a part as a result thereof, and the Lessee shall not be made a party to any action or proceeding brought by the holder of such mortgage to foreclose the same, unless required by law, in which event no affirmative relief shall be sought against Lessee in such action or proceeding.
     25.1 Surrender of Premises. At the expiration or termination of this Lease, or the termination of Lessee’s right of possession, Lessee shall surrender Lessee’s Leased Premises to Lessor, ordinary wear and tear, fire, and other casualty excepted. Removal of property by Lessee upon Lessee’s surrender of Lessee’s office space shall be in accordance with paragraph 13.1.
     26.1 Holding Over. If Lessee remains in possession of the Leased Premises after the expiration of or termination of this Lease, without the execution by Lessor and Lessee of a new Lease, or a renewal or extension of this Lease, then (a) Lessee shall be deemed to be occupying the Leased Premises as a tenant from month-to-month, subject to all obligations of this Lease, (b) Lessee shall pay monthly rent for said period, at an amount equal to 125% of the last months rent (c) Lessee shall be subject to all other remedies of Lessor as provided in paragraph 18.1, and (d) Lessee shall indemnify Lessor and/or prospective tenants for damages (including lost rentals, storage expenses, and reasonable attorneys fees. Hold-over rents shall be paid without notice or demand, and the prior written notice and waiting period requirements of paragraph 18.1 shall not be necessary in order for Lessor to exercise remedies thereunder.
     27.1 Signs. Except for standard door lettering and Building directory listings, there shall be no signs, symbols, or identifying marks on or in the Building, halls, elevators, staircases, entrances, parking areas, door, walls, or windows without prior written approval of Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. All signs or lettering shall conform to the sign and lettering criteria established by Lessor. Lessor, at Lessor’s sole cost, shall provide the initial building directory and suite signage.
     28.1 Notices. Whenever notice is required or permitted under this Lease, such notice shall be in writing and shall be forwarded by either hand delivery, or certified mail, to such party at such party’s mailing address. The mailing address of Lessor shall be the address to which Lessee normally mails or delivers the monthly rent, unless Lessor notifies Lessee of a different address in writing.

     Notice shall be deemed to have been given upon actual delivery or upon the tenth day after mailing from any location within the county where the Building is located, whichever is sooner. Notice shall be deemed to have been delivered if the notice letter is refused. The term “notice”, as used above, shall be inclusive of consents, approvals, notices, requests, and demands.
     28.2 Estoppel Certificate. Lessee shall, upon ten (10) days prior written notice from Lessor, execute, acknowledge, and deliver to Lessor a statement in writing which (a) specifies any subsequent modifications or amendments to this Lease and describing any subleases of Lessee’s Leased Premises or portions thereof, (b) certifies that this Lease is otherwise unmodified and in full force and effect, (c) states the amounts of any prepaid rents or other charges, and the purposes and time periods therefore, (d) states the amount of security deposits, if any, and (e) acknowledges that there are not, to Lessee’s knowledge, any uncured defaults on the part of the Lessor, or specifies such defaults, if any, are claimed. Any such statement may be relied upon by Lessor and by any prospective purchaser or lienholder of the Leased Premises.
     29.1 General. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other. This Lease shall be construed in accordance with the laws of the State of Texas. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the term hereof (including any extensions hereunder), then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties hereto that, in lieu of each clause or provision that is held to be illegal, invalid, or unenforceable, there be added as part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
     30.1 Binding on Successors. Unless otherwise expressly stated herein, this Lease shall bind and inure to the benefit of the parties to this Lease and their respective successors and permitted assigns.
     30.2 Warranties. Lessor’s duties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranties, now or in the future. Lessor warrants that applicable zoning and other laws and regulations permit the use of the Leased Premises on the purposes herein allowed and specified, and that Lessor holds a valid certificate of occupancy (or its equivalent) for the Leased Premises.
     31.1 Place of Performance. All obligations under this Lease shall be performed in the county where the Building is located. Rent and all other sums due by Lessee shall be payable per paragraph 2.3.
     32.1 Mortgage Requirements. Unless otherwise stated in this paragraph, there are no special Lease provisions which are required by lienholders of the Building, other than the provisions already set forth in this lease.
     33.1 Exhibit List. The exhibits attached to this Lease are listed below.
Exhibit “A” — Floor Plan of Lessee’s Office Space*
Exhibit “B” — Legal Description of Land and Building*
Exhibit “C” — Intentionally deleted
Exhibit “D” — Building Rules and Regulations*
Exhibit “E” — Not Used
Exhibit “F” — Guaranty
     34.1 Identification Date and Effective Date of Lease. The identification date of this Lease is the Commencement date. The effective date of this Lease is the date on which the Lease has been signed by all parties, including guarantor.
     35.1 Signatures and Initials. The names and signatures of all parties are shown below, and persons signing have been duly authorized to sign. The Lease consists of 18 numbered pages, plus the exhibits which are listed in paragraph 33.1. The Lease has been executed in multiple copies, each of which has been originally signed.
     36.1 Common Areas. Within twelve month after the Commencement date, Landlord shall complete renovation of the 1st floor lobby and 8th floor common areas.
     37.1 Expansion. Lessee shall have the option to lease adjacent space on the 8th floor, if available, at similar terms and conditions to the Lease Agreement. Improvement allowance shall be prorated for remaining lease term.
     38.1 Parking. Landlord shall provide one (1) space for every 400 rentable square feet of leased space. Such parking spaces shall be provided in

*   These Exhibits of this Agreement are not being filed with this Agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such exhibits are immaterial to an investment decision. A copy of any of these omitted appendices will be furnished by Telvent GIT, S.A. to the Commission upon the request of the Commission.

both the parking lot and attached garage. Monthly parking costs for garage spaces shall be $ 75 per space, and for parking lot spaces shall be $ 50 per space during the term of the Lease. Additional spaces are available on a month-to-month basis at market rates, which are currently $ 80/sp/mth garage, and $ 50/sp/mth lot.

Lessor:	Highland Resources, Inc.

By: Highland Management, Inc., its Managing Agent

By: /s/ Jeff Simmons

Jeff Simmons, Vice-President

Lessee:	Caseta Technologies, Inc.

By: /s/ G. Deitiker

By: Glenn Deitiker, President

EXHIBIT F
LEASE GUARANTY
1. GUARANTY. This lease guaranty is executed by the undersigned Guarantor. In consideration of the execution by Lessor of this Lease, Guarantor covenants with Lessor that if default shall at any time be made by Lessee in payment of rent or in the performance of any other obligations of Lessee contained in this Lease, Guarantor will pay to Lessor or Lessor’s successors or assigns any delinquent rent and any damages or other sums that may arise or be due to Lessor under this Lease in consequence of any default by Lessee, on receipt of written notice of such default from Lessor or Lessor’s successors or assigns. Subleasing or assignment of this Lease by Lessee with or without Guarantor’s approval, shall not affect Guarantor’s liability under this guaranty agreement. Modifications or amendments to the Lease or extensions of the lease term shall not affect Guarantor’s liability under this guaranty agreement.
2. NOTICE TO GUARANTOR. This guaranty shall be a continuing and irrevocable guaranty. The liability under this guaranty shall exist only if (a) Lessor gives guarantor written notice of such default, and (b) such default still persists at the expiration of the time limit of such notice. Such notice shall be a 10-day notice for failure to pay rent and a 30-day notice for failure to perform any other terms of the lease. Such notice shall be hand delivered or sent by certified mail, return receipt requested to Guarantor at the address below. Guarantor shall be entitled to cure such default during such 10 or 30-day periods, respectively.

GUARANTOR: Telvent GIT, S.A.
By:
Title:

Address of Guarantor